UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                         SCHEDULE 13G

             Under the Securities Exchange Act of 1934

                        (Amendment No. 9)*
                                       __

             Union National Financial Corporation
_________________________________________________________________
                        (Name of Issuer)

             Common Stock Par Value $0.25 per share
_________________________________________________________________
                  (Title of Class of Securities)

                            907 647 101
          _______________________________________________
                          (CUSIP Number)

                         December 31, 1999
_________________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 907 647 101
          -----------
_________________________________________________________________

1.   Names of Reporting Persons.  I.R.S. Identification Nos. of
     Above Persons (entities only)

                 Union National Community Bank
     ------------------------------------------------------------
_________________________________________________________________

2.   Check the Appropriate Box if a Member of a Group (See
     Instructions)

          (a)
              ---------------------------------------------------
          (b)
              ---------------------------------------------------
_________________________________________________________________

3.   SEC Use Only
                  -----------------------------------------------
_________________________________________________________________


4.   Citizenship or Place of Organization   Pennsylvania, USA
                                          -----------------------
_________________________________________________________________
Number of Shares          5. Sole Voting Power        27,397
Beneficially                                     ----------------

Owned by Each             _______________________________________

Reporting                 6. Shared Voting Power      47,507
Person With                                      ----------------
                          _______________________________________
                          7. Sole Dispositive Power   29,397
                                                 ----------------
                          _______________________________________
                          8. Shared Dispositive Power 47,507
                                                 ----------------

_________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                          76,904
                  ---------------------
_________________________________________________________________

10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                               ----------------------------------
_________________________________________________________________
11) Percent of Class Represented by Amount in Row (11)     3.1%
                                                       ----------
_________________________________________________________________

12) Type of Reporting Person      BK
_________________________________________________________________

Reporting Person
----------------
                          SCHEDULE 13G
                          ------------

Filed by:   Union National Community Bank
                 Trust Department

With:       Securities and Exchange Commission
                 Washington, DC  20594


Calendar Year
Covered:   1999


Item 1.

     (a) Name of Issuer  Union National Financial Corporation
                         _____________________________________


     (b) Address of Issuer's Principal Executive Offices

101 East Main Street, P.O. Box 567 Mount Joy, Pennsylvania 17552

_________________________________________________________________

Item 2.

     (a) Name of Person Filing

          Union National Community Bank, Trust Department
_________________________________________________________________

     (b) Address of Principal Business Office or, if none,

  Residence

101 East Main Street, P.O. Box 567 Mount Joy, Pennsylvania 17552

_________________________________________________________________

     (c) Citizenship

U.S.A. (Reporting person is the Trust Department of a Nationally-
_________________________________________________________________
Chartered Banking Association)
______________________________


     (d) Title of Class of Securities

              Common Stock, par value $0.25 per share
_________________________________________________________________

     (e) CUSIP Number
                   907 647 101
_________________________________________________________________


Item 3.  If this statement is filed pursuant to 240.13d-1(b) or

       240.13d-2(b) or (c), check whether the person filing is

      a:

     (a) [ ] Broker or dealer registered under section 15 of the

             ACT (15 U.S.C. 78o).
     (b) [X] Bank is defined in section 3(a)(6) of the ACT (15

             U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a)(19) of the ACT (15 U.S.C. 78c).
     (d) [ ] Investment company registered under section 8 of the

             Investment Company ACT of 1940 (15 U.S.C. 80a-8).
     (e) [ ] An investment advisor in accordance with 240.13d-

             1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in

             accordance with Section 240.13d-1(b)(1)(ii)(F).
     (g) [ ] A parent holding company or control person in

             accordance with Section 240.13d-1(b)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3 (b)

             of the Federal Deposit Insurance Act (12 U.S.C.

             1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of

           the Investment Company Act of 1940 (15 U.S.C. 80a-

        3);
     (j) [ ] Group, in accordance with Section 240.13d-

             1(b)(1)(ii)(J).

Item 4.   Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:        76,904
                                     _________________.
     (b)  Percent of Class:   3.1%
                            __________________________.
     (c)  Number of shares as to which such person has:
           (i)  sole power to vote or to direct the vote

                            27,397
                      _______________.
           (ii) shared power to vote or to direct the vote
                            47,507

                      _______________.

           (iii)sole power to dispose or to direct the
                disposition of:
                            27,397
                      _______________.
           (iv) shared power to dispose or to direct the
                disposition of:
                            47,507
                      _______________.

Item 5.  Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another

         Person.
                  Not Applicable
                 _________________

Item 7.  Identification and Classification of the Subsidiary

         Which Acquired the Security Being Reported on By the

         Parent Holding Company.

                  Not Applicable
                 _________________

Item 8.  Identification and Classification of Members of the
         Group.

                  Not Applicable
                 _________________

Item 9.  Notice of Dissolution of Group.

                  Not Applicable
                 _________________

Item 10. Certification.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                          SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 ________________________________
                                              Date


                                 /s/ Charles R. Starr
                                 ________________________________

                                            Signature

                                 Charles R. Starr, Vice President
                                 ________________________________
                                            Name/Title